Exhibit 99.1

CONTACTS:
Teresa Novak	Chris Heinemann	Geof Becker	Joe Kelly
AFC	AFC	Marconi Corporation	Marconi Corporation
(707) 793-4410	(707) 792-4019	(724) 742-6377	+44 207 306 1771
teresa.novak@afc.com	chris.heinemann@afc.com	geof.becker@marconi.com	Joe.Kelly@marconi.com
www.afc.com	www.afc.com	www.marconi.com	www.marconi.com

FOR IMMEDIATE RELEASE

AFC Announces Agreement to Acquire Marconi’s
North American Access Business

AFC to Host Public Conference Call Today at 2:00 PST to Discuss Acquisition

PETALUMA, Calif., January 5, 2004—Advanced Fibre Communications®, Inc. (AFC®) (Nasdaq: AFCI) today announced the signing of a definitive agreement pursuant to which AFC will acquire North American Access (NAA), a business unit of Marconi Communications, Inc., a subsidiary of Marconi Corporation plc (London: MONI and Nasdaq: MRCIY). The proposed transaction supports AFC’s business strategy to expand its optical access portfolio, and enhance its ability to serve the demands and requirements of large telecommunications carriers.

Under the terms of the agreement, AFC’s subsidiary will acquire NAA for $240 million in cash and will purchase the assets of NAA’s business. The transaction encompasses NAA’s Bedford, Texas facility and its employees. Completion of the transaction—which is subject to regulatory review and other customary closing conditions—is expected to occur in the first quarter of 2004.

“This acquisition brings together two companies with long histories of success within the highly competitive access networking market,” said John Schofield, chairman, president and CEO at AFC. “Collectively, AFC and North American Access possess a significant deployed base of field-proven broadband access solutions. We view the product lines from both companies to be complementary and intend to continue and enhance both to best serve a broad customer base.”

Commenting on the transaction, Mike Parton, chief executive of Marconi Corporation plc, said: “We are delighted with this transaction, which is in line with our previously stated strategy to sell our North American Access business. The transaction will provide business continuity to the employees and customers of our North American Access activity. The purchase price reflects the business’ strong technological heritage, solid customer base and significant operational performance improvements achieved over the last 12 months. The cash proceeds will enable us to continue to reduce group debt and the associated interest payments.”

The addition of NAA’s product portfolio enhances AFC’s ability to deliver a more robust suite of fiber-based access network solutions. North American Access is an established provider of fiber-access solutions to regional Bell operating companies and large North American incumbent local exchange carriers. The business possesses the most widely deployed fiber-centric architectures in North America, with over four million lines of capacity and over one million deployed lines.

“Over the past year, North American Access’ leadership team successfully streamlined its business and demonstrated the ability to regain and sustain profitability,” added Schofield. “Based on the current profile of the business, we expect this acquisition to be accretive to AFC’s earnings and cash flow in 2004, excluding acquisition-related charges.”

Citigroup Global Markets acted as exclusive financial adviser to AFC with respect to this transaction.

Conference Call Information

In conjunction with this announcement, AFC will host a public conference call and audio Webcast, accompanied by a slide presentation, starting at approximately 2:00 p.m. PST today, January 5th. The Webcast—which includes both the audio and visual portions of the call—can be accessed at www.afc.com/investors. For audio only, the conference call dial-in number is (800) 211-3767 for U.S. callers and +1 (312) 461-0745 for international callers.

For those unable to listen in at the designated time, a replay will be available for approximately 72 hours following the conference call. U.S. callers may dial (800) 839-6713 and then enter passcode 6028632. International callers may dial +1 (402) 220-2306 and then enter passcode 6028632. An audio Webcast replay will also be available online at www.afc.com/investors for approximately 30 days following the original call.

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About Marconi Corporation plc
Marconi Corporation plc is a global telecommunications equipment, services and solutions company. The company’s core business is the provision of innovative and reliable optical networks, broadband routing and switching, and broadband access technologies and services. The company’s customer base includes many of the world’s largest telecommunications operators. The company is listed on the London Stock Exchange under the symbol MONI and on the Nasdaq under the symbol MRCIY. Additional information about Marconi Corporation can be found at www.marconi.com.

About AFC
Headquartered in Petaluma, Calif., Advanced Fibre Communications, Inc. is a leading provider of broadband access solutions for the global telecommunications industry. With a customer base of more than 800 service providers worldwide, AFC continues to build and support the world’s evolving broadband access network architecture. Advanced Fibre Communications, Inc., AFC, and the AFC logo are registered trademarks of Advanced Fibre Communications, Inc. Copyright 2004. All rights reserved. Any other trademarks are the property of their respective owners. For more information, please visit AFC online at www.afc.com or call 1-800-690-AFCI.

Except for historical information contained in this press release, the foregoing contains forward-looking statements regarding future events and the future performance of AFC that involve risks and uncertainties, including statements as to the anticipated timing of the closing and the expectation that the acquisition will be accretive to AFC’s earnings and cash flow in 2004, excluding acquisition-related charges. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including the risks that the closing of the transaction will not occur due to failure of a closing condition; that AFC’s operation of the NAA business will not be accretive to 2004 earnings and cash flow; that AFC will not be able to successfully integrate NAA products and employees into AFC; that AFC’s new products will not achieve anticipated market acceptance; and that AFC will experience increased competition due to its expanded product offering. Information about additional potential factors that could affect AFC’s financial results is included in AFC’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which have been filed with the Securities and Exchange Commission. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.